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Exhibit 21


Subsidiaries of the Registrant

Allin Communications Corporation wholly owns the following subsidiaries:

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Name of Subsidiary                                        Additional Names under which
                              State of Incorporation      Subsidiary Conducts Business
-----------------------------------------------------------------------------------------

SeaVision, Inc.               Delaware
PhotoWave, Inc.               Delaware
SportsWave, Inc.              Pennsylvania                International Sports Marketing
Kent Consulting Group, Inc.   California
Netright, Inc.                California
Allin Holdings Corporation    Delaware

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Except as noted above, each subsidiary does business exclusively under its corporate name, with or without the corporate indicator.